FOR IMMEDIATE RELEASE
CONTACT:  Gregg J. Wagner, President and CEO
PHONE: 215-513-2391

HARLEYSVILLE NATIONAL CORPORATION REPORTS
FIRST QUARTER EARNINGS OF $9.0 MILLION

HARLEYSVILLE, PA (April 17, 2006) - Harleysville National Corporation (NASDAQ: HNBC), today announced first quarter 2006 diluted earnings of $.32 per share and basic earnings per share of $.33, level with the earnings for the same period last year. Net income was $9.0 million compared to $9.2 million for the first quarter of 2005. “We are particularly pleased with our recent acquisition, Cornerstone, a Millennium Wealth Management company,” said Gregg J. Wagner, President and Chief Executive Officer. “On a core earnings basis, this year’s first quarter reflected an improvement over the comparable period for last year, because the 2005 earnings included the benefit of $.02 per share related to the gain on sales of investment securities of $923,000.”

The Corporation’s consolidated total assets were $3.2 billion at March 31, 2006, an increase of 6.6% or $199.1 million over $3.0 billion in total assets reported at March 31, 2005. Of this increase, 4.6% or $137.8 million was attributable to loan growth and 1.2% or $35.0 million was due to a net increase in cash and investments.

The financial results for 2006 include a favorable impact on operations from the acquisition of the Cornerstone Companies effective January 1, 2006. The results were also impacted by the issuance of 1,310,000 shares of the Corporation’s common stock for a 5% stock dividend payable September 15, 2005. All share and per share information has been restated to reflect this stock dividend.

DETAILED REVIEW OF FINANCIAL RESULTS

Net interest income on a tax equivalent basis in the first quarter of 2006 decreased $301,000 or 1.3% over the same period in 2005. The decrease during the first quarter of 2006 was mainly attributed to higher deposit and borrowing rates offset in part by higher loan rates and loan volume. The net interest margin for the first quarter of 2006 was 3.15%, compared to 3.16% for the fourth quarter of 2005 and 3.37% for the first quarter of 2005. Due to market conditions, deposit and short-term borrowing rates have increased more quickly than loan rates resulting in a lower net interest margin. Average earning assets increased $161.7 million or 5.8% during the first quarter of 2006 versus the comparable period in 2005. Average loans grew by $143.4 million or 7.8% during the same period and investment securities increased $25.9 million or 2.8%.

Nonperforming assets (including nonaccrual loans, net assets in foreclosure and loans 90 days or more past due) were .33% of total assets at March 31, 2006, compared to .27% at December 31, 2005 and .19% at March 31, 2005. The increase in nonperforming assets at March 31, 2006, in relation to December 31, 2005, was mainly due to commercial mortgage loans for two borrowers totaling $2.3 million. The increase in relation to March 31, 2005, was due to the previously aforementioned loans in addition to commercial mortgage loans for one borrower totaling $1.5 million and commercial business loans for two borrowers totaling $445,000 which were placed on nonaccrual of interest during the fourth quarter of 2005. The increase in the provision for the three-month period ending March 31, 2006, compared to the same period in 2005, was primarily due to inherent risk related to loan growth and the increase in nonperforming loans.

Total deposits increased 8.4% or $188.1 million to $2.43 billion at March 31, 2006, up from $2.24 billion at March 31, 2005. This was primarily attributable to growth in customer time deposits and an increase in brokered certificates of deposit. Core deposits remained level at $1.59 billion for the same periods.

Noninterest income of $8.9 million for the first quarter of 2006 rose $2.0 million or 28.7% from the comparable period in 2005. This increase was primarily due to the acquisition of the Cornerstone Companies which generated an increase of $2.6 million in wealth management income over the same period last year, partially offset by the sale of Cumberland Advisors, which was divested in the second quarter of 2005. There were no gains on sales of investment securities during the first quarter of 2006 as compared to $923,000 during the same period in 2005.

Noninterest expense of $17.1 million for the first quarter of 2006 increased $1.6 million or 10.5% from $15.5 million in the first quarter of 2005. Salaries and benefits expense increased $1.0 million during the first quarter of 2006 from the comparable period in 2005 primarily related to the acquisition of the Cornerstone Companies and compensation expense in 2006 of $128,000 resulting from recording the Company’s stock option expense in conformance with FAS 123 (R), “Stock Based Compensation.” Other expense increased $775,000 mainly due to the Cornerstone Companies acquisition as well as increased computer software expenses.

Harleysville National Corporation, with assets in excess of $3 billion, is the holding company for Harleysville National Bank (HNB). Investment Management and Trust Services are provided through Millennium Wealth Management, a division of HNB, with assets under management in excess of $2.35 billion. Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under Nasdaq National Market Issues. For more information, visit the Harleysville National Corporation website at www.hncbank.com

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.

Harleysville National Corporation
Consolidated Selected Financial Data(1)
(Dollars in thousands, except per share data)
March 31, 2006
(unaudited)

For the period:		Three Months Ended
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2006	2005	2005	2005	2005
Interest Income	$42,096	$41,008	$38,570	$36,889	$35,272
Interest Expense	20,625	19,148	16,826	15,042	13,602
Net Interest Income	21,471	21,860	21,744	21,847	21,670
Provision for Loan Losses	1,200	1,351	650	650	750
Net Interest Income after
Provision for Loan Losses	20,271	20,509	21,094	21,197	20,920

Service Charges	1,890	2,089	2,112	2,044	1,957
Gains on Sales of Investment Securities, Net	-	1,747	1,898	226	923
Gain on Sale of Branch	-	-	-	690	-
Wealth Management Income	4,570	1,410	1,261	2,051	1,929
Bank-Owned Life Insurance Income	600	599	497	645	493
Income on Life Insurance	-	-	-	177	-
Other Income	1,873	1,720	1,962	1,919	1,641
Total Noninterest Income	8,933	7,565	7,730	7,752	6,943

Salaries, Wages and Employee Benefits	10,519	8,572	9,189	10,180	9,500
Occupancy	1,498	1,265	1,277	1,243	1,391
Furniture and Equipment	891	947	963	1,151	1,170
Other Expenses	4,217	3,986	3,884	4,319	3,442
Total Noninterest Expense	17,125	14,770	15,313	16,893	15,503

Income Before Income Taxes	12,079	13,304	13,511	12,056	12,360
Income Tax Expense	3,128	3,493	3,349	2,366	3,195
Net Income	$8,951	$9,811	$10,162	$9,690	$9,165

Per Common Share Data:
Weighted Average Common Shares - Basic	27,498,274	27,430,277	27,521,780	27,552,322	27,559,493
Weighted Average Common Shares - Diluted	27,980,829	27,935,571	28,075,455	28,113,870	28,316,146
Net Income Per Share - Basic	$0.33	$0.36	$0.37	$0.35	$0.33
Net Income Per Share - Diluted	$0.32	$0.35	$0.36	$0.35	$0.32
Cash Dividend Per Share	$0.19	$0.23	$0.18	$0.17	$0.17
Book Value	$10.15	$9.96	$10.04	$10.00	$9.75
Market Value	$22.74	$19.10	$21.94	$22.06	$20.24

	2006	2005	2005	2005	2005
Asset Quality Data:	1Q	4Q	3Q	2Q	1Q
Nonaccrual Loans	$9,430	$7,493	$6,388	$3,531	$4,572
90 + Days Past Due Loans	1,093	846	1,125	679	599
Nonperforming Loans	10,523	8,339	7,513	4,210	5,171
Net Assets in Foreclosure	78	29	469	459	411
Nonperforming Assets	$10,601	$8,368	$7,982	$4,669	$5,582
Loan Loss Reserve	$19,895	$19,865	$19,205	$18,890	$18,724
Loan Loss Reserve / Loans	0.99%	1.00%	0.99%	1.00%	1.00%
Loan Loss Reserve / Nonperforming Loans	189.1%	238.2%	255.6%	448.7%	362.1%
Nonperforming Assets / Total Assets	0.33%	0.27%	0.26%	0.15%	0.19%
Net Loan Charge-offs	$1,170	$691	$335	$484	$481
Net Loan Charge-offs (annualized) / Average Loans	0.24%	0.14%	0.07%	0.10%	0.11%

	2006	2005	2005	2005	2005
Selected Ratios (annualized):	1Q	4Q	3Q	2Q	1Q
Return on Average Assets	1.15%	1.25%	1.32%	1.29%	1.25%
Return on Average Shareholders' Equity	13.06%	14.25%	14.64%	14.30%	13.69%
Yield on Earning Assets (FTE)	5.97%	5.76%	5.56%	5.48%	5.34%
Cost of Interest Bearing Funds	3.34%	3.09%	2.79%	2.57%	2.37%
Net Interest Margin (FTE)	3.15%	3.16%	3.23%	3.34%	3.37%
Leverage Ratio	9.33%	9.69%	9.83%	9.06%	8.99%

Balance Sheet (Period End):	2006	2005	2005	2005	2005
	1Q	4Q	3Q	2Q	1Q
Assets	$3,201,693	$3,117,359	$3,120,138	$3,032,588	$3,002,572
Earning Assets	2,979,595	2,924,156	2,920,126	2,837,263	2,817,956
Investment Securities	936,665	901,208	900,345	893,587	907,379
Loans	2,003,450	1,985,493	1,941,866	1,891,692	1,865,641
Other Earning Assets	39,480	37,455	77,915	51,984	44,936
Interest-Bearing Liabilities	2,534,165	2,441,185	2,464,440	2,349,820	2,343,177
Total Deposits	2,425,673	2,365,457	2,349,559	2,223,304	2,237,567
Noninterest-Bearing Deposits	345,118	363,440	335,614	360,695	332,525
Interest-Bearing Checking	382,199	387,374	399,482	331,201	352,132
Money Market	678,276	667,952	677,507	676,260	679,872
Savings	187,534	190,033	196,242	209,865	222,553
Time Deposits	832,546	756,658	740,714	645,283	650,485
Total Borrowed Funds	453,610	439,168	450,495	487,211	438,135
Federal Home Loan Bank	297,750	297,750	292,750	272,750	272,750
Other Borrowings	155,860	141,418	157,745	214,461	165,385
Shareholders' Equity	279,989	273,232	275,627	275,484	268,724

Balance Sheet (Average):	2006	2005	2005	2005	2005
	1Q	4Q	3Q	2Q	1Q
Assets	$3,164,007	$3,117,686	$3,054,895	$3,006,076	$2,976,361
Earning Assets	2,963,541	2,925,231	2,866,964	2,823,832	2,801,817
Investment Securities	936,867	897,032	903,924	900,457	910,981
Loans	1,988,778	1,961,722	1,912,551	1,879,028	1,845,408
Other Earning Assets	37,896	66,477	50,489	44,347	45,428
Interest-Bearing Liabilities	2,504,301	2,458,400	2,388,883	2,344,504	2,328,569
Total Deposits	2,353,353	2,353,430	2,260,962	2,226,609	2,196,584
Noninterest-Bearing Deposits	338,666	338,768	343,658	339,234	321,912
Interest-Bearing Checking	375,470	385,985	350,425	342,133	325,081
Money Market	666,722	680,365	675,550	675,052	688,602
Savings	187,245	192,961	206,161	216,287	222,853
Time Deposits	785,250	755,351	685,168	653,903	638,136
Total Borrowed Funds	489,614	443,738	471,579	457,129	453,897
Federal Home Loan Bank	297,750	294,435	277,967	272,750	292,917
Other Borrowings	191,864	149,303	193,612	184,379	160,980
Shareholders' Equity	277,892	273,135	275,450	271,735	271,531

Average Balance Sheets and Interest Rates - Fully-Taxable Equivalent Basis

	Three Months Ended March 31, 2006			Three Months Ended March 31, 2005
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Earning assets:
Investment securities
Taxable investments	$690,204	$7,322	4.30%	$652,314	$6,054	3.76%
Non-taxable investments (2)	246,663	3,777	6.21%	258,667	4,132	6.48%
Total investment securities	936,867	11,099	4.80%	910,981	10,186	4.53%
Federal funds sold and deposits in banks	37,896	425	4.55%	45,428	269	2.40%
Loans(2) (3)	1,988,778	32,084	6.54%	1,845,408	26,431	5.81%
Total earning assets	2,963,541	43,608	5.97%	2,801,817	36,886	5.34%
Noninterest-earning assets	200,466			174,544
Total assets	$3,164,007			$2,976,361

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing deposits:
Savings and money market	$1,229,437	7,513	2.48%	$1,236,536	4,280	1.40%
Time	785,250	7,644	3.95%	638,136	5,307	3.37%
Total interest-bearing deposits	2,014,687	15,157	3.05%	1,874,672	9,587	2.07%
Borrowed funds	489,614	5,468	4.53%	453,897	4,015	3.59%
Total interest-bearing liabilities	2,504,301	20,625	3.34%	2,328,569	13,602	2.37%
Noninterest-bearing liabilities:
Demand deposits	338,666			321,912
Other liabilities	43,148			54,349
Total noninterest-bearing liabilities	381,814			376,261
Total liabilities	2,886,115			2,704,830
Shareholders' equity	277,892			271,531
Total liabilities and shareholders' equity	$3,164,007			$2,976,361

Net interest spread			2.63%			2.97%
Effect of noninterest-bearing sources			0.52%			0.40%
Net interest income/margin on earning assets		$22,983	3.15%		$23,284	3.37%
Less tax equivalent adjustment		1,512			1,614
Net interest income		$21,471			$21,670

(1) Certain prior period amounts have been reclassified to conform to current period presentation.
(2) The interest earned on nontaxable investment securities and loans is shown on a tax equivalent basis (tax rate of 35%).
(3) Nonaccrual loans have been included in the appropriate average loan balance category, but interest on nonaccrual loans has not been included for purposes of determining interest income.